Exhibit 99.2

NEWS RELEASE

For immediate release

Navient closes $10 billion financing facility

NEWARK, Del., Nov. 17, 2014—Navient (Nasdaq: NAVI) today announced the closing of a new $10 billion student loan asset-backed commercial paper financing facility. The conduit matures in November 2017, and was supported by Wells Fargo Bank, National Association; JPMorgan Chase Bank, N.A.; and Royal Bank of Canada; and arranged by Wells Fargo Bank N.A. The facility will finance the acquisition of federally guaranteed student loan portfolios, including a portion of the $8.5 billion transaction announced last week, as well as provide additional liquidity to the company.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing nearly $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on NASDAQ as an independent company on May 1, 2014.

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Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543